UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 8, 2010
MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On March 8, 2010, Myers Industries, Inc. (the “Company”) entered into a second amendment (the “Second Amendment”) to the Amended and Restated Employment Agreement, effective as of June 1, 2008, for John C. Orr, the Company’s President and Chief Executive Officer, as previously amended on April 21, 2009 (the “Existing Agreement”). Pursuant to the Second Amendment, Mr. Orr waived his right to receive a specified dollar value of stock options during each year of the term of the Existing Agreement, at the customary time for granting stock options to employees generally, in exchange for participating in the Company’s Long Term Incentive Program implemented by the Compensation Committee of the Company (the “Compensation Committee”) on March 4, 2010 (the “LTIP”). As a participant in the LTIP, Mr. Orr will be eligible to receive incentive grants during each year of his employment term, consistent with the timing of the grant of awards to other management of the Company under the LTIP and in such amounts as determined by the Compensation Committee.
The full text of the Second Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and the description of its terms above is qualified in its entirety by reference to the terms of the Second Amendment.
Item 5.02. Compensatory Arrangements of Certain Officers
(e) See the disclosure above under Item 1.01 regarding the Second Amendment to the Existing Agreement for John C. Orr, the Company’s President and Chief Executive Officer.
Item 9.01. Financial Statements and Exhibits
10.1	Second Amendment to Amended and Restated Employment Agreement between the Company and John C. Orr, dated March 8, 2010.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE March 9, 2010	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Corporate Secretary